EXHIBIT 99.1

Greif, Inc. Subsidiary Closes on the First Phase of Previously Announced Sale of Timberland Assets to Plum Creek Timber Company, Inc.

CONTACT:

Deb Strohmaier, APR

Director, Communications

Greif, Inc.,

(740) 549-6074

debra.strohmaier@greif.com

DELAWARE, Ohio — May 24, 2005 — Soterra LLC, a subsidiary of Greif, Inc. (NYSE: GEF; GEF.B), has completed the first phase of its previously announced sale of 56,000 acres of timberland, timber and associated assets to Plum Creek Timber Company, Inc.

As announced earlier, the total value of the agreements is approximately $90 million.

In the first phase, involving 35,000 acres of timberland and associated assets in Florida, Georgia and Alabama, Plum Creek paid approximately $51 million in the form of a promissory note secured by a guarantee of Bank of America, London branch. Greif intends to monetize the promissory note and use the proceeds for general corporate purposes.

Yet to be completed is the sale of an additional 21,000 acres of timberland and associated assets located in Florida. That sale is expected to occur in several installments during Greif’s 2006 fiscal year, and will include the remainder of Soterra’s Florida assets. At this time, the company anticipates that the proceeds of those transactions will be used to acquire timber properties close to existing Soterra holdings.

Soterra LLC now owns and actively manages about 246,000 acres of timber properties in Alabama, Arkansas, Florida and Louisiana, and owns about 35,000 acres in Canada.

Greif, Inc. is the world leader in industrial packaging products and services. The Company provides extensive experience in steel, plastic, fibre, corrugated and multiwall containers and protective packaging for a wide range of industries. Greif also produces containerboard and manages timber properties in North America. Greif is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company’s Web site at www.greif.com.